                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                          Mental Health Management Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                   587154105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                         437
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                   922,047


                               7) Sole Dispositive Power                      0


                               8) Shared Dispositive Power              922,047


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        922,484


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  27.86


   12) Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                         Mental Health Management Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                  Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                   587154105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons PNC Bank, National Association


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


   Number of Shares         5) Sole Voting Power                            437
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                      922,047


                            7) Sole Dispositive Power                         0


                            8) Shared Dispositive Power                 922,047


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        922,484


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11)  Percent of Class Represented by Amount in Row (9)                27.86

    12)  Type of Reporting Person (See Instructions)                         BK

   Item 1(a) - Name of Issuer:
   Mental Health Management Inc.

   Item 1(b) - Address of Issuer's Principal Executive Offices:
   7601 Lewinsville Road, Suite 200, McLean, Virginia, 22102

   Item 2(a) - Name of Person Filing:
   PNC Bank Corp.                                PNC Bank, National Association

   Item 2(b) - Address of Principal Business Office, or if None, Residence:
   PNC Bank Corp.                                PNC Bank, National Association
   One PNC Plaza, 28th Floor                     One PNC Plaza, 28th Floor
   Fifth Avenue and Wood Street                  Fifth Avenue and Wood Street
   Pittsburgh, PA 15265                          Pittsburgh, PA 15265

   Item 2(c) - Citizenship:
   Pennsylvania                                  United States

   Item 2(d) - Title of Class of Securities:
   Common Stock

   Item 2(e) - CUSIP No.:
   587154105

   Item 3 - Statement Filed Pursuant to Rule 13d-1(b) or Rule 13d-2(b):
   Parent Holding Company; Bank

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                       922,484
      (b) Percent of Class:
                                                                         27.86
      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                     437
         (ii) shared power to vote or to direct the vote               922,047
        (iii) sole power to dispose or to direct the disposition of          0
         (iv) shared power to dispose or to direct the disposition of  922,047

         Item 5 - Ownership of Five Percent or Less of a Class:
         Not applicable

         Item 6 - Ownership of More than Five Percent on Behalf of Another
                  Person:
         Not applicable

         Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
         PNC Bank, N.A. - BK

         Item 8 - Identification and Classification of Members of the Group:
         Not applicable

         Item 9 - Notice of Dissolution of Group:
         Not applicable

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         April 10, 1994
         _____________________________________________________________________
         Date

         _____________________________________________________________________
         Signature


         /s/ Michelle A. O'Donnell, Vice President
             and Assistant Regulatory Counsel
         ____________________________________________________________________
         Name/Title


         ____________________________________________________________________
         Date

         ____________________________________________________________________
         Signature

         ____________________________________________________________________
         Name/Title

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         April 10, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


         /s/ Howard I. Verbofsky, Managing Counsel
         _____________________________________________________________________
         Name/Title




         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature

         _____________________________________________________________________
         Name/Title